EXHIBIT 4.05

SILICON IMAGE, INC.
EMPLOYEE STOCK PURCHASE PLAN

1.     Establishment of Plan.  Silicon Image, Inc. (the "Company") proposes to grant options for purchase of the Company's Common Stock to eligible employees of the Company and its Participating Subsidiaries (as hereinafter defined) pursuant to this Employee Stock Purchase Plan (this "Plan").  For purposes of this Plan, "Parent Corporation" and "Subsidiary" shall have the same meanings as "parent corporation" and "subsidiary corporation" in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the "Code").  "Participating Subsidiaries" are Parent Corporations or Subsidiaries that the Board of Directors of the Company (the "Board") designates from time to time as corporations that shall participate in this Plan.  The Company intends this Plan to qualify as an "employee stock purchase plan" under Section 423 of the Code (including any amendments to or replacements of such Section ("Section 423")), and this Plan shall be so construed.  Any term not expressly defined in this Plan but defined for purposes of Section 423 shall have the same definition herein.  As of the amendment and restatement of the Plan on April 3, 2008, a total of 2,422,448 shares of the Company's Common Stock is reserved for issuance under this Plan.  In addition, on each January 1 (commencing with January 1, 2009) the aggregate number of shares of the Company’s Common Stock reserved for issuance under the Plan shall be increased automatically by a number of shares equal to 1% of the total number of outstanding shares of the Company Common Stock on the immediately preceding December 31; provided, that the Board or the Committee may in its sole discretion reduce the amount of the increase in any particular year; and, provided further, that the aggregate number of shares issued over the term of this Plan shall not exceed 8,000,000 shares.  Such number shall be subject to adjustments effected in accordance with Section 14 of this Plan.

2.     Purpose.  The purpose of this Plan is to provide eligible employees of the Company and Participating Subsidiaries with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees' sense of participation in the affairs of the Company and Participating Subsidiaries, and to provide an incentive for continued employment.

3.     Administration.  This Plan shall be administered by the Compensation Committee of the Board (the "Committee").  Subject to the provisions of this Plan and the limitations of Section 423 or any successor provision in the Code, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final and binding upon all participants.  Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees.  All expenses incurred in connection with the administration of this Plan shall be paid by the Company.

4.     Eligibility.  Any employee of the Company or the Participating Subsidiaries is eligible to participate in an Offering Period (as hereinafter defined) under this Plan except the following:

(a) employees who are not employed by the Company or a Participating Subsidiary (10) days before the beginning of such Offering Period;

(b)  employees who are customarily employed for twenty (20) hours or less per week;

(c)  employees who are customarily employed for five (5) months or less in a calendar year;

(d)  employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries; and

Silicon Images, Inc.
Employee Stock Purchase Plan

(e)  individuals who provide services to the Company or any of its Participating Subsidiaries as independent contractors who are reclassified as common law employees for any reason except for federal income and employment tax purposes.

5.     Offering Dates. The offering periods of this Plan (each, an "Offering Period") shall be of approximately six (6) months duration.  The first such Offering Period under the Plan as amended and restated in 2008, shall commence on August 16, 2008, and end on the last business day to occur on or before February 15, 2009, and subsequent Offering Periods shall commence on each February 16 and August 16 thereafter.  The Offering Period that commenced on February 16, 2008, shall continue under its terms and end on August 15, 2008.  Each Offering Period shall consist of a single purchase period (a "Purchase Period") during which payroll deductions of the participants are accumulated under this Plan.  The first business day of each Offering Period is referred to as the "Offering Date".  The last business day of each Offering Period is referred to as the "Purchase Date" and is the end of the Purchase Period.  The Committee shall have the power to change the duration of Offering Periods with respect to offerings without stockholder approval.

6.     Participation in this Plan.  Eligible employees may become participants in an Offering Period under this Plan on the first Offering Date of such Offering Period after satisfying the eligibility requirements by delivering a subscription agreement to the Company not later than five (5) days before such Offering Date.  Notwithstanding the foregoing, the Committee may set a later time for filing the subscription agreement authorizing payroll deductions for all eligible employees with respect to a given Offering Period.  An eligible employee who does not deliver a subscription agreement to the Company by such date after becoming eligible to participate in such Offering Period shall not participate in that Offering Period or any subsequent Offering Period unless such employee enrolls in this Plan by filing a subscription agreement with the Company not later than five (5) days preceding a subsequent Offering Date (or such later time as the Committee may establish).  Once an employee becomes a participant in an Offering Period, such employee will automatically participate in the Offering Period commencing immediately following the last day of the prior Offering Period and is not required to file another subscription agreement to continue participation in this Plan other than following a withdrawal from participation as set forth in Section 11 below.

7.     Grant of Option on Enrollment.  Enrollment by an eligible employee in this Plan with respect to an Offering Period will constitute the grant (as of the Offering Date) by the Company to such employee of an option to purchase on the Purchase Date up to that number of shares of  Common Stock of the Company determined by dividing (a) the amount accumulated in such employee's payroll deduction account during such Offering Period by (b) the lower of (i) eighty-five percent (85%) of the fair market value of a share of the Company's Common Stock on the Offering Date (but in no event less than the par value of a share of the Company's  Common Stock), or (ii) eighty-five percent (85%) of the fair market value of a share of the Company's  Common Stock on the Purchase Date (but in no event less than the par value of a share of the Company's  Common Stock), provided, however, that the number of shares of the Company's  Common Stock subject to any option granted pursuant to this Plan shall not exceed the lesser of (x) the maximum number of shares set by the Committee pursuant to Section 10(c) below with respect to the applicable Purchase Date, or (y) the maximum number of shares which may be purchased pursuant to Section 10(b) below with respect to the applicable Purchase Date.  The fair market value of a share of the Company's  Common Stock shall be determined as provided in Section 8 below.

8.     Purchase Price.  The purchase price per share at which a share of Common Stock will be sold in any Offering Period shall be eighty-five percent (85%) of the lesser of:

(a)  The fair market value on the Offering Date; or

(b)  The fair market value on the Purchase Date.

For purposes of this Plan, the term "Fair Market Value" means, as of any date, the value of a share of the Company's Common Stock determined as follows:

(a)
if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the  Common Stock is listed or admitted to trading as reported by The Wall Street Journal or other source designated by the Board or Committee;

Silicon Images, Inc.
Employee Stock Purchase Plan

(b)
if such Common Stock is publicly traded but is not listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or other source designated by the Board or Committee; or

(c)	if none of the foregoing is applicable, by the Board or Committee in good faith.

9.     Payment Of Purchase Price; Changes In Payroll Deductions; Issuance Of Shares.

(a)  The purchase price of the shares is accumulated by regular payroll deductions made during each Offering Period.  The deductions are made as a percentage of the participant's compensation in one percent (1%) increments not less than one percent (1%), nor greater than fifteen percent (15%) or such lower limit set by the Committee.  Compensation shall mean all W-2 cash compensation, including, but not limited to, base salary, wages, commissions, overtime, shift premiums and bonuses, plus draws against commissions, provided, however, that for purposes of determining a participant's compensation, any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if the participant did not make such election.  Payroll deductions shall commence on the first payday of the Offering Period and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan.

(b)  A participant may prospectively increase or decrease the rate of payroll deductions for any upcoming Offering Period by filing with the Company a new authorization for payroll deductions not later than fifteen (15) days before the beginning of such Offering Period.

(c)  A participant may decrease, but not increase, his or her payroll deduction percentage (including to zero) during a Purchase Period by filing with the Company a new authorization regarding upcoming payroll deductions.  Such decrease shall be effective as soon as administratively practicable after the Company's receipt of the request.  Only one such change may be made effective during any Purchase Period.

(d)  All payroll deductions made for a participant are credited to his or her account under this Plan and are deposited with the general funds of the Company.  No interest accrues on the payroll deductions.  All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

(e)  On each Purchase Date, so long as this Plan remains in effect, and provided that the participant has not timely submitted a signed and completed withdrawal form before that date as provided in Section 11 below, the Company shall apply the funds then in the participant's account to the purchase of whole shares of Common Stock reserved under the option granted to such participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date.  The purchase price per share shall be as specified in Section 8 of this Plan.  Any cash remaining in a participant's account after such purchase of shares shall be refunded to such participant in cash, without interest; provided, however that any amount remaining in such participant's account on a Purchase Date which is less than the amount necessary to purchase a full share of Common Stock of the Company shall be carried forward, without interest, into the next Offering Period.  In the event that this Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the participant, without interest.  No Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date.

(f)  As promptly as practicable after the Purchase Date, the Company shall issue shares for the participant's benefit representing the shares purchased upon exercise of his or her option.

(g)  A participant's option to purchase shares hereunder is exercisable only by him or her.  The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

Silicon Images, Inc.
Employee Stock Purchase Plan

10.   Limitations on Shares to be Purchased.

(a)  No participant shall be entitled to purchase stock under this Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Subsidiary, exceeds $25,000 in fair market value, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which the employee participates in this Plan.  The Company shall automatically suspend the payroll deductions of any participant as necessary to enforce such limit provided that when the Company automatically resumes such payroll deductions, the Company must apply the rate in effect immediately prior to such suspension.

(b)  No more than twice the number of Shares that the participant’s contributions in an Offering Period could have purchased using as the purchase price eighty-five percent (85%) of the Fair Market Value of a Share on the Offering Date of that Offering Period may be purchased by that participant on the Purchase Date of that Offering Period.

(c)  No participant shall be entitled to purchase more than the Maximum Share Amount (as defined below) on any single Purchase Date.  Not less than thirty (30) days prior to the commencement of any Offering Period, the Committee may, in its sole discretion, set a maximum number of shares which may be purchased by any employee at any single Purchase Date (hereinafter the "Maximum Share Amount").  Until otherwise determined by the Committee, there shall be no Maximum Share Amount.  In no event shall the Maximum Share Amount exceed the amounts permitted under Section 10(b) above.  If a new Maximum Share Amount is set, then all participants must be notified of such Maximum Share Amount prior to the commencement of the next Offering Period.  The Maximum Share Amount shall continue to apply with respect to all succeeding Purchase Dates and Offering Periods unless revised by the Committee as set forth above.

(d)  If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable.  In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a participant's option to each participant affected.

(e)  Any payroll deductions accumulated in a participant's account which are not used to purchase stock due to the limitations in this Section 10 shall be returned to the participant as soon as practicable after the end of the applicable Offering Period, without interest.

11.   Withdrawal.

(a)  Each participant may withdraw from an Offering Period under this Plan by signing and delivering to the Company a written notice to that effect on a form provided for such purpose.  Such withdrawal may be elected at any time at least fifteen (15) days prior to the end of an Offering Period.

(b)  Upon withdrawal from this Plan, the accumulated payroll deductions shall be returned to the withdrawn participant, without interest, and his or her interest in this Plan shall terminate.  In the event a participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth in Section 6 above for initial participation in this Plan.

12.   Termination of Employment.  Termination of a participant's employment for any reason, including retirement, death or the failure of a participant to remain an eligible employee of the Company or of a Participating Subsidiary, immediately terminates his or her participation in this Plan.  In such event, the payroll deductions credited to the participant's account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest.  For purposes of this Section 12, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Participating Subsidiary in the case of sick leave, military leave, or any other leave of absence approved by the Board; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

Silicon Images, Inc.
Employee Stock Purchase Plan

13.   Return of Payroll Deductions.  In the event a participant's interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board, the Company shall deliver to the participant all payroll deductions credited to such participant's account.  No interest shall accrue on the payroll deductions of a participant in this Plan.

14.   Capital Changes.  Subject to any required action by the stockholders of the Company, the number of shares of  Common Stock covered by each option under this Plan which has not yet been exercised and the number of shares of  Common Stock which have been authorized for issuance under this Plan but have not yet been placed under option (collectively, the "Reserves"), as well as the price per share of Common Stock covered by each option under this Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Common Stock of the Company resulting from a stock split or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of issued and outstanding shares of Common Stock effected without receipt of any consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration".  Such adjustment shall be made by the Committee, whose determination shall be final, binding and conclusive.  Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee.  The Committee may, in the exercise of its sole discretion in such instances, declare that this Plan shall terminate as of a date fixed by the Committee and give each participant the right to purchase shares under this Plan prior to such termination or return each participant’s funds on deposit without interest.  In the event of (i) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the options under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all participants), (ii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (iii) the sale of all or substantially all of the assets of the Company or (iv) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, the Plan shall terminate as of a date fixed by the Committee and the date of such termination shall be the final Purchase Date for all Offering Periods then in effect.

The Committee may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, or in the event of the Company being consolidated with or merged into any other corporation.

15.   Nonassignability.  Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 22 below) by the participant.  Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

16.   Reports.  Individual accounts will be maintained for each participant in this Plan.  Each participant shall receive promptly after the end of each Offering Period a report of his or her account setting forth the total payroll deductions accumulated, the number of shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward to the next Offering Period.

Silicon Images, Inc.
Employee Stock Purchase Plan

17.   Notice of Disposition.  Each participant shall notify the Company in writing if the participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date (the "Notice Period").  The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company's transfer agent to notify the Company of any transfer of the shares.  The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

18.   No Rights to Continued Employment.  Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Participating Subsidiary, or restrict the right of the Company or any Participating Subsidiary to terminate such employee's employment.

19.   Equal Rights And Privileges.  All eligible employees shall have equal rights and privileges with respect to this Plan so that this Plan qualifies as an "employee stock purchase plan" within the meaning of Section 423 or any successor provision of the Code and the related regulations.  Any provision of this Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company, the Committee or the Board, be reformed to comply with the requirements of Section 423.  This Section 19 shall take precedence over all other provisions in this Plan.

20.   Notices.  All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.   Term; Stockholder Approval.  This Plan was first adopted by the Board on July 20, 1999, as the Silicon Image, Inc. 1999 Employee Stock Purchase Plan, and amended and restated on April 3, 2008 as the Silicon Image, Inc. Employee Stock Purchase Plan.  When required by applicable law or Section 423, this Plan shall be submitted for approval by the stockholders of the Company, in any manner required, or permitted, by applicable law.  No purchase of shares that are subject to such approval before becoming available under this Plan shall occur prior to stockholder approval of such shares and the Board or Committee may delay any Purchase Date and postpone the commencement of any Offering Period subsequent to such Purchase Date as deemed necessary or desirable to obtain such approval (provided that if a Purchase Date would occur more than twenty-seven (27) months after commencement of the Offering Period to which it relates, then such Purchase Date shall not occur and instead such Offering Period shall terminate without the purchase of shares and participants in such Offering Period shall be refunded their contributions without interest).  This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time), or (b) issuance of all of the shares of Common Stock reserved for issuance under this Plan, or (c) August 15, 2018.

22.   Designation of Beneficiary.

(a)  A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under this Plan in the event of such participant's death subsequent to the end of a Purchase Period but prior to delivery to him of such shares and cash.  In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under this Plan in the event of such participant's death prior to a Purchase Date.

(b)  Such designation of beneficiary may be changed by the participant at any time by written notice.  In the event of the death of a participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such participant's death, the Company shall deliver such shares or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

Silicon Images, Inc.
Employee Stock Purchase Plan

23.   Conditions Upon Issuance of Shares; Limitation on Sale of Shares.  Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

24.   Applicable Law.  The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of California.

25.   Amendment or Termination of this Plan.  The Board may at any time amend, terminate or extend the term of this Plan, except that any such termination cannot affect options previously granted under this Plan, nor may any amendment make any change in an option previously granted which would adversely affect the right of any participant, nor may any amendment be made without approval of the stockholders of the Company obtained in accordance with Section 21 above within twelve (12) months of the adoption of such amendment (or earlier if required by Section 21) if such amendment would:

(a)         increase the number of shares that may be issued under this Plan; or

(b)         change the designation of the employees (or class of employees) eligible for participation in this Plan.

Notwithstanding the foregoing, the Board may make such amendments to the Plan as the Board determines to be advisable, if the continuation of the Plan or any Offering Period would result in financial accounting treatment for the Plan that is different from the financial accounting treatment in effect on the date this Plan was adopted by the Board.

SILICON IMAGE, INC. EMPLOYEE STOCK PURCHASE PLAN
ENROLLMENT FORM

Check One:	Complete:

☐ New Enrollment or Re-enrollment	Social Security No.
☐ Change	Employee No.
☐  Change in How Shares Are to Be Held in Account
☐  Increase in Payroll Deduction Level ☐ next Offering Period
☐  Decrease in Payroll Deduction Level ☐ this Purchase Period ☐ next Offering Period
☐  Suspension of Payroll Deductions for Open Offering Period (Attach Completed Suspension Form)
☐  Withdrawal (Attach Completed Withdrawal Form)
☐  Beneficiary Change

1.	Name of Participant

2.	Shares purchased under the Plan should be held in account with the Plan Broker in my name or in my name together with the name(s) indicated below:

Name	Social Security No.
Name	Social Security No.

There may be tax consequences for naming individuals other than your spouse on the account in which Shares purchased under the Plan are held.  If spouse (circle one): Joint Tenants/Community Property.

Please notify the Plan Broker directly to transfer or sell your stock.

3.
Payroll Deduction Level (from 1% to 15% in whole percentages):____________ (the percentage deduction will be made from your W-2 compensation including base salary, commissions, overtime, shift premiums, bonuses and draws against commissions)

4.
I confirm my spouse's interest (if married) in the community property herein (if in a community property state), and I hereby designate the following person(s) as my beneficiary(ies) to receive all payments and/or stock attributable to my interest under the Plan:

NAME			*To be divided	ADDRESS
as follows:

Last	First	M.I.		Number	Street

Social Security No.		Relationship		City	State	Zip

Last	First	M.I.		Number	Street

Social Security No.		Relationship		City	State	Zip

*	If more than one beneficiary: (1) insert "in equal shares", or (2) insert percentage to be paid to each beneficiary.

5.	The information provided on this Enrollment Form will remain in effect unless and until I complete and submit to Silicon Image, Inc. a new enrollment form.

SILICON IMAGE, INC. OFFICE USE:

Signature:	Date received by the	:

Name:	Date entered into system:

Date:	Please return this completed form to Silicon Image, Inc.

2

SILICON IMAGE, INC.

EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

1.
I elect to participate in the Silicon Image, Inc. (the "Company") Employee Stock Purchase Plan (the "Plan") and to subscribe to purchase shares of the Company's Common Stock (the "Shares") in accordance with this Subscription Agreement and the Plan.

2.
I authorize payroll deductions from each of my paychecks in that percentage of my base salary, commissions, overtime, shift premiums, bonuses and draws against commissions as shown on my Enrollment Form, in accordance with the Plan.

3.
I understand that such payroll deductions shall be accumulated for the purchase of Shares under the Plan at the applicable purchase price determined in accordance with the Plan.  I further understand that except as otherwise set forth in the Plan, Shares will be purchased for me automatically at the end of each Purchase Period unless I withdraw from the Plan or otherwise become ineligible to participate in the Plan.

4.	I understand that this Subscription Agreement will automatically re-enroll me in all subsequent Offering Periods unless I withdraw from the Plan or I become ineligible to participate in the Plan.

5.	I acknowledge that I have a copy of and am familiar with the Company's most recent Prospectus which describes the Plan. A copy of the complete Plan and the Prospectus is on file with the Company.

6.
I understand that Shares purchased for me under the Plan will be held in a personal account with the Plan Broker unless I request otherwise and that I am obligated to notify the Company of any disqualifying disposition.

7.	I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

8.	I have read and understood this Subscription Agreement.

Signature:

Name:

Date:

Please return this completed form to the Company.

SILICON IMAGE, INC.

INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN
(Sub-Plan of the Silicon Image, Inc. Employee Stock Purchase Plan,
as Amended and Restated on __________________, 2008)

1.             PURPOSE.  The Silicon Image, Inc. International Employee Stock Purchase Plan, a sub-plan of the Silicon Image, Inc. Employee Stock Purchase Plan (the “Sub-Plan”) is intended to provide eligible employees of the Company’s Non-U.S. Subsidiaries with a convenient means or acquiring an equity interest in the Company through payroll deductions or other approved contributions and to enhance such employees’ sense of participation in the affairs of the Company and Non-U.S. Subsidiaries.  The Sub-Plan is not intended to qualify as an employee stock purchase plan under Section 423 (b) of the U.S. Internal Revenue Code of 1986, as amended.

All provisions of this Sub-Plan shall be governed by the U.S. Plan, except as otherwise expressly provided herein.
The Sub-Plan became effective on the designated Effective Date.

2.             DEFINITIONS.  The definitions provided in the U.S. Plan shall govern the Sub-Plan, except the following terms shall have the meanings indicated:

Compensation means all cash compensation, including, but not limited to, base salary, wages, commissions, overtime, shift premiums, and bonuses, plus draws against commissions.

Corporate Affiliate means any corporation, partnership, joint venture or other business entity in which the Company owns, directly or indirectly, stock or a capital or profit interest and with respect to which the Company possesses the power to direct or cause the direction of the management and policies.

Effective Date means July 13, 2007.

Employee means any person employed by a Non-U.S. Subsidiary.

Non-U.S. Subsidiary shall mean any Corporate Affiliate with Employees residing outside of the United States.  As of the Effective Date, the Non-U.S. Subsidiaries designated to participate in the Sub-Plan are listed on attached Schedule A.

Participant means any Employee who meets the eligibility and participation requirements set forth in Section 4, below and is an Employee of a Non-U.S. Subsidiary.

U.S. Plan shall mean the Silicon Image, Inc. Employee Stock Purchase Plan, and for Offering Periods commencing prior to August 16, 2008, the Silicon Image, Inc. 1999 Employee Stock Purchase Plan, as amended.

3.             ADMINISTRATION.  This Plan shall be administered by the Compensation Committee of the Board (the “Committee”).  Subject to the provisions of this Plan, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final and binding upon all participants.  Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees.  All expenses incurred in connection with the administration of this Plan shall be paid by the Company.

4.             ELIGIBILITY AND PARTICIPATION.

(a)  Any Employee of a Non-U.S. Subsidiary is eligible to participate in an Offering Period (as hereinafter defined) under this Sub-Plan except the following:

(i)  An Employee who is not employed by the Non-U.S. Subsidiary ten (10) days before the beginning of such Offering Period; and

(ii)  An Employee who, together with any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code, owns stock or holds options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries, including Non-U.S. Subsidiaries, or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries, including Non-U.S. Subsidiaries.

(b)  In order to participate in the Sub-Plan for a particular Offering Period, the Employee must complete the enrollment forms prescribed by the Company (including a subscription agreement and a payroll deduction authorization, if applicable) and file such forms with the office designated by the Company no later than the close of business for such office on the subscription date designated by the Company.  However, any Employee of a Non-U.S. Subsidiary who is a participant in the U.S. Plan immediately prior to the Effective Date shall automatically become a Participant in the initial Offering Period under the Sub-Plan and such individual’s contributions under the Sub-Plan (whether made by payroll deduction, check or other payment method as applicable) shall continue at the same rate authorized under the U.S. Plan immediately prior to the Effective Date unless the Participant shall change such rate in accordance with Section 9 of the U.S. Plan.

5.             STOCK SUBJECT TO THE SUB-PLAN.  The Stock purchasable by Participants under the Sub-Plan shall be made available from shares reserved under the U.S. Plan and any shares issued under the Sub-Plan will reduce, on a share-for-share basis, the number of shares of Common Stock available for subsequent issuance under the U.S. Plan.

6.             PURCHASE RIGHTS.  An Employee who participates in the Sub-Plan for a particular Offering Period shall have the right to purchase Common Stock upon the terms and conditions set forth below and shall execute a subscription agreement embodying such terms and conditions and such other provisions (not inconsistent with the Sub-Plan) as the Company may deem advisable.

(a)           Purchase Price.  The U.S. Dollar Purchase Price shall be determined in accordance with the provisions of Section 8 of the U.S. Plan.

(b)           Number of Purchasable Shares.  The number of shares purchasable by a Participant shall be determined in accordance with the provisions of Section 10 of the U.S. Plan.

(c)           Payment.  Except to the extent otherwise determined by the Company and as otherwise required by law, payment for Common Stock purchased under the Sub-Plan shall be effected by means of the Participant’s authorized payroll deductions.  Such deductions shall begin on the first pay day coincident with or immediately following the commencement date of the relevant Offering Period and, unless terminated earlier pursuant to Section 6 (e), below, shall terminate with the pay day ending with or immediately prior to the last day of the Offering Period.  The amounts so collected shall be credited to the Participant’s individual book account under the Sub-Plan, initially in the currency in which paid by the Non-U.S. Subsidiary until converted into U.S. Dollars.  Accordingly, all purchases of Common Stock under the Sub-Plan are to be made with the U.S. Dollars into which the payroll deductions or other approved contributions for the Offering Period have been converted.  No interest shall be paid on the balance from time to time outstanding in the book account maintained for the Participant, except as otherwise required by law.  The amounts collected from a Participant may be commingled with the general assets of the Company or the Non-U.S. Subsidiary and may be used for general corporate purposes, except as otherwise required by law.

(d)           Conversion into U.S. Dollars.  For purposes of determining the number of shares purchasable by a Participant, the payroll deductions or other approved contributions credited to each Participant’s book account during each Offering Period shall be converted into U.S. Dollars on the Purchase Date for that Offering Period on the basis of the exchange rate in effect on such date.  The Company shall have the absolute discretion to determine the applicable exchange rate to be in effect for each Purchase Date by any reasonable method (including, without limitation, the exchange rate actually used by the Company for its intra-Company financial transactions for the month of such transfer).  Any changes or fluctuations in the exchange rate at which the payroll deductions or other approved contributions collected on the Participant’s behalf are converted into U.S. Dollars on each Purchase Date shall be borne solely by the Participant.

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(e)           Transfer of Employment.  In the event that a Participant who is an Employee of a Non-U.S. Subsidiary is transferred and becomes an employee of the Company during an Offering Period under the Sub-Plan, such individual shall continue to remain a Participant in the Sub-Plan, and payroll deductions or other approved contributions shall continue to be collected until the next Purchase Date as if the Participant had remained an Employee of the Non-U.S. Subsidiary.

In the event that an employee of the Company who is a participant in the U.S. Plan is transferred and becomes an Employee of a Non-U.S. Subsidiary during an Offering Period in effect under the U.S. Plan, such individual shall automatically become a Participant under the Sub-Plan for the duration of the Offering Period in effect at that time under the Sub-Plan and the balance in such individual’s book account maintained under the U.S. Plan shall be transferred as a balance to a book account opened for such individual under the Sub-Plan.  Such balance, together with all other payroll deductions or other approved contributions collected from such individual by the Non-U.S. Subsidiary for the remainder of the Offering Period under the Sub-Plan (as converted into U.S. Dollars), shall be applied on the next Purchase Date to the purchase of Common Stock under the Sub-Plan.

(f)           Additional Restrictions on Transfer of Shares to Comply with Local Law.  In order to comply with local law (including, without limitation, local securities and applicable exchange laws), the Company may require a Participant to retain the shares purchased on his or her behalf in the in a Company account or an account of a designated broker until the sale of such shares.

7.             AMENDMENT AND TERMINATION.  The amendment and termination of the Sub-Plan are governed by Section 25 of the U.S. Plan.

8.             GENERAL PROVISIONS.

(a)           All costs and expenses incurred in the administration of the Sub-Plan shall be paid by the Company or the Non-U.S. Subsidiary.

(b)           Neither the action of the Company in establishing the Sub-Plan, nor any action taken under the Sub-Plan by the Board nor any provision of the Sub-Plan itself shall be construed so as to grant any person the right to remain in the employ of the Company or any Corporate Affiliate for any period of specific duration, and such person’s employment may be terminated at any time, with or without cause.

(c)   The Company may adopt rules or procedures relating to the operation and administration of the Sub-Plan to accommodate the specific requirements of the law and procedures of applicable jurisdictions.  Without limiting the generality of the foregoing, the Company is specifically authorized to adopt rules and procedures regarding handling of payroll deductions or other approved contributions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates that vary with local requirements.

(d)   The Committee may adopt rules, procedures or sub-plans applicable to particular Non-U.S. Subsidiaries or jurisdictions.  The rules of such sub-plans may take precedence over other provisions of this Sub-Plan, with the exception of Section 5, but unless otherwise superseded by the terms of such sub-plan, the provisions of the Sub-Plan shall govern the operation of such sub-plan.

(e)  Except as otherwise expressly required under the laws of the local jurisdiction, the Sub-Plan and all rights hereunder shall be governed by and construed in accordance with the laws of the State of California, United States of America without resort to that state’s conflict-of-laws rules.  Should any provision of this Sub-Plan be determined by a court of competent jurisdiction to be unlawful or unenforceable in a separate local jurisdiction, such determination shall in no way affect the application of that provision in any other local jurisdiction, or any of the remaining provisions of the Sub-Plan.

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9.             DISALLOWED PROVISIONS OF THE U.S. PLAN.  The following provisions of the U.S. Plan are not applicable to the Sub-Plan:

(a)	Section 17. Notice of Disposition, and

(b)	Section 19. Equal Rights and Privileges.

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Schedule A

Non-US Subsidiaries Participating in the
International Employee Stock Purchase Plan
(Sub-Plan of the Silicon Image, Inc. Employee Stock Purchase Plan,
as Amended and Restated on __________, 2008)
as of July 13, 2007

1.	Silicon Image Japan KK (Japan)
(Eligible for the Offering Period scheduled to begin on August 1, 2007)

2.	Silicon Image GmbH (Germany)
(Eligible for the Offering Period scheduled to begin on August 1, 2007)

3.	Silicon Image International B.V. (Netherlands)
(Eligible for the Offering Period scheduled to begin on August 1, 2007)

4.	Silicon Image UK Ltd. (United Kingdom)
(Eligible for the Offering Period scheduled to begin on February 16, 2008)

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SILICON IMAGE, INC.

INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN
(Sub-Plan of the Silicon Image, Inc. Employee Stock Purchase Plan,
as Amended and Restated on ____________, 2008)

ENROLLMENT FORM

Check One:	Complete:

☐ New Enrollment or Re-enrollment	Social Security No.
☐ Change	Employee No.
☐  Change in How Shares Are to Be Held in Account
☐  Increase in Payroll Deduction Level ☐ next Offering Period
☐  Decrease in Payroll Deduction Level ☐ this Purchase Period ☐ next Offering Period
☐  Suspension of Payroll Deductions for Open Offering Period (Attach Completed Suspension Form)
☐  Withdrawal (Attach Completed Withdrawal Form)
☐  Beneficiary Change

1.	Name of Participant

2.	Shares purchased under the Plan should be held in account with the Plan Broker in my name or in my name together with the name(s) indicated below:

Name	Tax Identification No.
Name	Tax Identification No.

There may be tax consequences for naming individuals other than your spouse on the account in which Shares purchased under the Plan are held.  If spouse (circle one): Joint Tenants/Community Property.

Please notify the Plan Broker directly to transfer or sell your stock.

3.
Payroll Deduction Level (from 1% to 15% in whole percentages):____________ (the percentage deduction will be made from your W-2 compensation including base salary, commissions, overtime, shift premiums, bonuses and draws against commissions)

4.
I confirm my spouse's interest (if married) in the community property herein (if in a community property state), and I hereby designate the following person(s) as my beneficiary(ies) to receive all payments and/or stock attributable to my interest under the Plan:

NAME			*To be divided	ADDRESS
as follows:

Last	First	M.I.		Number	Street

Tax Identification No.		Relationship		City	State	Zip

Last	First	M.I.		Number	Street

Tax Identification No.		Relationship		City	State	Zip

*	If more than one beneficiary: (1) insert "in equal shares", or (2) insert percentage to be paid to each beneficiary.

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5.	The information provided on this Enrollment Form will remain in effect unless and until I complete and submit to Silicon Image, Inc. a new enrollment form.

SILICON IMAGE, INC. OFFICE USE:

Signature:	Date received by the	:

Name:	Date entered into system:

Date:

Please return this completed form to Silicon Image,  Inc. Human Resources – Fax 408-830-9534

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SILICON IMAGE, INC.

INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN
(Sub-Plan of the Silicon Image, Inc. Employee Stock Purchase Plan,
as Amended and Restated on ____________, 2008)

SUBSCRIPTION AGREEMENT

1.
I elect to participate in the Silicon Image, Inc. (the "Company") International Employee Stock Purchase Plan, a sub-plan of the Silicon Image, Inc. Employee Stock Purchase Plan (the "Sub-Plan") and to subscribe to purchase shares of the Company's Common Stock (the "Shares") in accordance with this Subscription Agreement and the Sub-Plan.

2.
I authorize payroll deductions from each of my paychecks in that percentage of my base salary, commissions, overtime, shift premiums, bonuses and draws against commissions as shown on my Enrollment Form, in accordance with the Sub-Plan.

3.
I understand that such payroll deductions shall be accumulated for the purchase of Shares under the Sub-Plan at the applicable purchase price determined in accordance with the Sub-Plan.  I further understand that except as otherwise set forth in the Sub-Plan, Shares will be purchased for me automatically at the end of each Purchase Period unless I withdraw from the Sub-Plan or otherwise become ineligible to participate in the Sub-Plan.

4.
I understand that this Subscription Agreement will automatically re-enroll me in all subsequent Offering Periods unless I withdraw from the Sub-Plan or I become ineligible to participate in the Sub-Plan.

5.
I acknowledge that I have a copy of and am familiar with the Company's most recent Prospectus which describes the Sub-Plan.  A copy of the complete Sub-Plan and the Prospectus is on file with the Company.

6.
I understand that Shares purchased for me under the Sub-Plan will be held in a personal account with the Broker unless I request otherwise and that I am obligated to notify the Company of any disqualifying disposition.

7.	Certain Conditions to Participation in the Sub-Plan

(a)	I understand that I shall not have any of the rights of a stockholder with respect to any shares until the Shares are issued to me.

(b)
I understand that the exercise of a purchase right to receive Shares under the Sub-Plan and the issuance, transfer, assignment, sale, or other dealings of such Shares shall be subject to compliance by the Company and me with all applicable requirements of: (a) federal and state securities law, (b) the laws, rules, and regulations of the country of which I am a resident (“Local Law”), and (c) any stock exchange on which the Company's Common Stock may be listed at the time of such issuance or transfer.  Furthermore, I agree that I will not acquire shares of Common Stock pursuant to the Sub-Plan except in compliance with all aforementioned laws and requirements.

(c)	As a condition of my participation in the Sub-Plan, I acknowledge that:

(i)
Any notice period mandated under Local Law shall not be treated as service for the purpose of determining my participation in the Sub-Plan; and my right to receive Shares under the Sub-Plan after Termination of service, if any, will be measured by the Termination Date of my active service and will not be extended by any notice period mandated under Local Law.  Subject to the foregoing and the provisions of the Sub-Plan, the Company, in its sole discretion, shall determine whether my service has Terminated and the effective Termination Date.

(ii)
The Sub-Plan is established voluntarily by the Company.  It is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Sub-Plan and this Subscription Agreement.

(iii)	The offer of participation in the Sub-Plan is voluntary and occasional and does not create any contractual or other right to participate in the Sub-Plan or the right to purchase Shares in the future.

(iv)	All decisions with respect to future participation in the Sub-Plan, if any, will be at the sole discretion of the Company.

(v)	I am voluntarily participating in the Sub-Plan.

(vi)
The right to purchase Shares under the Sub-Plan is an extraordinary item that does not constitute compensation of any kind for service of any kind rendered to the Company (or any Parent Corporation or Subsidiary), and which is outside the scope of my employment contract, if any.

(vii)
The right to purchase Shares under the Sub-Plan is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

(viii)
In the event that I am not an employee of the Company, participation in the Sub-Plan will not be interpreted to form an employment contract or relationship with the Company; and furthermore participation in the Sub-Plan will not be interpreted to form an employment contract with any Parent Corporation or Subsidiary.

(ix)
The future value of the underlying Shares purchased under the Sub-Plan is unknown and cannot be predicted with certainty.  If I obtain Shares upon participating in the Sub-Plan, the value of those Shares may increase or decrease.

(x)
No claim or entitlement to compensation or damages arises from termination of participation in the Sub-Plan or diminution in value of the Shares purchased under the Sub-Plan resulting from termination of my service (for any reason whether or not in breach of Local Law) and I irrevocably release the Company and each Parent Corporation and Subsidiary from any such claim that may arise.  If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen then, by signing this Subscription Agreement, I shall be deemed irrevocably to have waived my entitlement to pursue such a claim.

8.	Tax Withholding

(a)
Regardless of any action taken by the Company or of a Parent Corporation or Subsidiary with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding obligations (the “Tax Obligations”), I acknowledge that the ultimate liability for all Tax Obligations legally due by me is and remains my responsibility and that the Company (a) makes no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of my participation in the Sub-Plan, including the grant, the right to purchase Shares, the subsequent sale of Shares acquired pursuant to the Sub-Plan, or the receipt of any dividends and (b) does not commit to structure the terms of the grant or any other aspect of my participation in the Sub-Plan to reduce or eliminate my liability for Tax Obligations.

(b)
I shall pay or make adequate arrangements satisfactory to the Company to satisfy all Tax Obligations of the Company at the time such Tax Obligations arise.  In this regard, I hereby authorize withholding of all applicable Tax Obligations from payroll and any other amounts payable to me, and otherwise agree to make adequate provision for withholding of all applicable Tax Obligations, if any, by the Company or of a Parent Corporation or Subsidiary which arise in connection with my participation in the Sub-Plan.  Alternatively, or in addition, if permissible under applicable law, including Local Law, the Company may require me to satisfy the Tax Obligations through either or both of the methods described in Sections 8(b) and 8(c) below.  The Company shall have no obligation to process the Shares purchased under the Sub-Plan or to deliver shares of Common Stock until the Tax Obligations as described in this Section have been satisfied by me.

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(c)
Subject to compliance with applicable law, including Local Law, and the Company’s Insider Trading Policy, the Company may, in its discretion, require me to satisfy all or any portion of the Tax Obligations in accordance with procedures established by the Company providing for delivery by me to the Company or a broker approved by the Company of properly executed instructions, in a form approved by the Company, providing for the assignment to the Company of the proceeds of a sale with respect to some or all of the Shares being purchased.

(d)
The Company may, in its discretion, require me to satisfy all or any portion of the Tax Obligations by deducting from the shares of Common Stock otherwise deliverable to me under the Sub-Plan a number of whole shares having a Fair Market Value, as determined by the Company as of the date on which the Tax Obligations arise, not in excess of the amount of such Tax Obligations determined by the applicable minimum statutory withholding rates.

9.	Data Privacy Consent

(a)
I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, my personal data as described in this document by and among the Company and each Parent Corporation and Subsidiary for the exclusive purpose of implementing, administering and managing my participation in the Sub-Plan.

(b)
I  understand that the Company (or any Parent Corporation  or Subsidiary) holds certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of my participation in the Sub-Plan (including Shares purchased) or any other entitlement to shares awarded, canceled, exercised, or outstanding in my favor, for the purpose of implementing, administering and managing the Sub-Plan (“Data”).

(c)
I further understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Sub-Plan, that these recipients may be located in my country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I  authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the Sub-Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom I may elect to deposit any shares acquired upon my participation in the Sub-Plan.

(d)
I also understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Sub-Plan.  I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative.  I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the Sub-Plan.  For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

10.	I hereby agree to be bound by the terms of the Sub-Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Sub-Plan.

11.	I have read and understood this Subscription Agreement.

Signature:

Name:

Date:

Please return this completed form to Silicon Image, Inc. Human Resources – Fax 408-830-9534

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